EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 5, 2018

BY AND AMONG

LOIS O’NEILL,

CHARLES DOUGIELLO,

THE DOOR MARKETING GROUP, LLC,

DOLPHIN ENTERTAINMENT, INC.,

AND

WINDOW MERGER SUB, LLC

Section 8.10	Assignment	41
Section 8.11	Parties in Interest	41
Section 8.12	Waiver of Trial by Jury	41

Attachments

Appendix A	Definitions

Exhibits

Exhibit A	Distribution Schedule
Exhibit B	Accredited Investor Questionnaire
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Member Release
Exhibit F	Form of Certificate of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 5, 2018, by and among each of Lois O’Neill and Charles Dougiello (each individually referred to as a “Member” and collectively referred to as the “Members”), The Door Marketing Group, LLC, a New York limited liability company (the “Company”), Dolphin Entertainment, Inc., a Florida corporation (“Parent”) and Window Merger Sub, LLC, a New York limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”). The Members, the Company, Parent and Merger Sub are each hereinafter referred to as a “Party”, and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties desire to merge the Company (the “Merger”) with and into Merger Sub pursuant to the New York Limited Liability Company Law (the “NY LLC Law”), with Merger Sub being the surviving entity in the Merger;

WHEREAS, the Members have (a) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Members, and (b) authorized, approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement;

WHEREAS, Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Parent, Merger Sub and their respective equity holders and (b) authorized approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement;

WHEREAS, each Member is the owner of fifty percent (50%) of the membership interests of the Company, and collectively are the owners of 100% of the membership interests of the Company (the “Membership Interests”);

WHEREAS, the Company provides advisory services in connection to public relations and media relations (the “Business”);

WHEREAS, each of the Company and Parent is treated as a corporation for U.S. federal income tax purposes and Merger Sub is treated as a disregarded entity of Parent for U.S. federal income tax purposes; and

WHEREAS, the Parties intend that the Merger will qualify as a “reorganization” pursuant to Section 368(a)(1)(A) of the Code (as defined below) and that this Agreement will constitute a “plan of reorganization” within the meaning of the Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the Parties hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

ARTICLE I.
DEFINED TERMS

As used herein, the terms defined in Appendix A have the respective meanings set forth therein. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise specified or the context otherwise clearly requires: (i) terms for which meanings are provided in this Agreement also have such meanings when used in the Disclosure Schedule and in each Transaction Document; (ii) references to “hereof,” “herein” or similar terms are intended to refer to this Agreement as a whole and not to a particular section; (iii) references to “this Section” or “this Article” are intended to refer to the entire section or article of this Agreement and not to a particular subsection thereof; and (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrases “without limitation”.

ARTICLE II.
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1

The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NY LLC Law, the Company will be merged with and into Merger Sub in accordance with the NY LLC Law through the filing of the Certificate of Merger with the New York Department of State. The Merger shall become effective at such time as the Certificate of Merger (as defined below) have been duly filed or at such other time as specified in the Certificate of Merger (as defined below) (the “Effective Time”).

Section 2.2

Effect of the Merger. At the Effective Time, the separate existence of the Company shall cease, and Merger Sub shall (a) continue as the surviving entity of the Merger, (b) be governed and continue its existence as a limited liability company formed under the laws of New York, and (c) succeed to and assume all rights and obligations of the Company and Merger Sub in accordance with the NY LLC Law. Merger Sub as the surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Entity”.

Section 2.3

Organizational Documents. At and as of the Effective Time, the Articles of Formation of the Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Formation of the Surviving Entity. At and as of the Effective Time, the limited liability company agreement of the Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until amended or repealed in accordance with the provisions thereof and applicable law.

Section 2.4

Managers and Officers. At and as of the Effective Time, the managers and officers of the Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Entity and shall serve in such capacities until their respective successors are duly elected and qualified.

Section 2.5

Conversion of Securities of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective equity holders, all of the Membership Interests of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive the Merger Consideration, payable and issuable, as applicable, to the Members on a pro rata basis in accordance with the Distribution Schedule and in accordance with Section 2.6.

Section 2.6

Merger Consideration; Manner of Payment; Fractional Shares.

(a)

Merger Consideration. Subject to adjustment as set forth herein, the total consideration to be paid by Parent (as so adjusted, the “Merger Consideration”) shall consist of:

(i)

the Cash Consideration;

(ii)

minus the Company Indebtedness outstanding at Closing, if any;

(iii)

minus the Company Transaction Expenses;

(iv)

(A) plus the excess, if any, of the Closing Working Capital over the Target Working Capital, or (B) minus the excess, if any, of the Target Working Capital over the Closing Working Capital, as applicable;

(v)

plus the Stock Consideration; and

(vi)

plus the Additional Consideration (as defined below), if any, paid pursuant to Section 2.9.

(b)

Manner of Payment of Merger Consideration.

(i)

At the Closing, Parent shall (A) deliver the Closing Cash Consideration by wire transfer of immediately available funds, to such accounts and in such amounts as designated by the Members on the Distribution Schedule on a pro rata basis to each Member in proportion to his or her ownership of the Membership Interests,  (B) deliver the Company Transaction Expenses by wire transfer of immediately available funds, to such accounts and in such amounts as designated by the Members pursuant to the Distribution Schedule, on behalf of the Company, (C) arrange prompt payment of the Company Indebtedness and (D) issue and deliver the Closing Stock Consideration on a pro rata basis to each Member in proportion to his or her ownership of the Membership Interests as set forth on the Distribution Schedule.  The Members may direct a portion of the Merger Consideration to be paid or issued to Strauss Capital Partners LLC, subject to the provisions of this Agreement and the financial advisory agreement between the Company and Strauss Capital Partners LLC.

(ii)

On January 2, 2019, Parent shall (A) deliver the Post-Closing Cash Consideration by wire transfer of immediately available funds, to such accounts and in such amounts as designated by the Members on the Distribution Schedule, and (B) issue and deliver the Post-Closing Stock Consideration, both on a pro rata basis to each Member in proportion to his or her ownership of the Membership Interests as set forth on the Distribution Schedule.

(c)

Fractional Shares. Parent shall not be obligated to issue fractional shares to any Member who would receive a fractional share based on their pro rata percentage of the Merger Consideration. Any Member who would otherwise receive a fractional share based on their pro rata percentage of the Merger Consideration shall instead receive the next whole number of shares of Common Stock to which they would otherwise be entitled under this Article II.

Section 2.7

Determination of Closing Working Capital. As soon as reasonably practicable (but in any event within ninety (90) days following the Closing Date (as defined below)), Parent shall prepare and deliver to the Members (i) an unaudited balance sheet of the Company as of as of 12:01 a.m. eastern standard time on the Closing Date (the “Closing Balance Sheet”), (ii) a statement based on the Closing Balance Sheet setting forth as of 12:01 a.m. eastern standard time on the Closing Date the amount of Closing Working Capital, and (iii) a statement, signed by an officer of Parent, stating that that the Closing Balance Sheet and calculation of Closing Working Capital were prepared in accordance with this Agreement (collectively, the “Working Capital Schedule”). Parent shall prepare all items comprising the Working Capital Schedule in accordance with GAAP applied in a manner consistent with the accounting principles and practices applied in the preparation of the Company Financial Statements (as defined below).

Section 2.8

Disputes Regarding Working Capital Schedule. Disputes with respect to the Working Capital Schedule shall be resolved as follows:

(a)

Dispute Notice. After receipt of the Working Capital Schedule, the Members shall have the duration of the Dispute Period to review such schedule. During such time, Parent shall provide the Members and their representatives with access to all documents, records, work papers, facilities and personnel as reasonably requested by the Members to review the Working Capital Schedule and the calculations set forth therein. If the Members have a Dispute with any of the elements of or amounts reflected on the Working Capital Schedule, the Members shall deliver to Parent a Dispute Notice, within the Dispute Period, setting forth in reasonable detail the Disputed Items. Within thirty (30) days after delivery of such Dispute Notice, the Parties shall negotiate in good faith to resolve such Disputed Items and agree in writing upon the final content of the disputed Working Capital Schedule. If the Members do not deliver a Dispute Notice during the Dispute Period, the Working Capital Schedule shall be deemed to have been accepted and agreed to by the Members in the form in which it was delivered to the Members, and shall be final and binding upon the Parties for purposes of Section 2.8(d).

(b)

Arbitrating Accountant. If Parent and the Members, notwithstanding such good faith effort, fail to resolve such Disputes within thirty (30) days after Parent’s receipt of a Dispute Notice delivered in accordance with Section 2.8(a), the Members and Parent shall jointly engage the Arbitrating Accountant as arbitrator to resolve the Remaining Disputed Items. If Parent and the Members are unable to agree on an Arbitrating Accountant, the Members’ and Parent’s respective accountants shall select the Arbitrating Accountant by jointly-conducted lot.

(c)

Resolution of Remaining Disputed Items. In connection with the resolution of the Remaining Disputed Items, Parent and the Members shall provide the Arbitrating Accountant with reasonable access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant’s function will be to resolve the Remaining Disputed Items (and only the Remaining Disputed Items) in accordance with the requirements of this Section 2.8(c), and upon such resolution, conform the Working Capital Schedule accordingly. Parent and the Members shall present their respective positions regarding the Remaining Disputed Items by written submissions to the Arbitrating Accountant. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Remaining Disputed Items, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. Parent and the Members agree to use commercially reasonable efforts to cause the Arbitrating Accountant to only address the Remaining Disputed Items, to make its decision solely on the basis of the evidence and position papers presented to it, and to not assign a value to any item greater than the greater value for such item claimed by a Party or less than the lesser value for such item claimed by a Party. Parent and the Members agree to use commercially reasonable efforts to cause the Arbitrating Accountant to promptly, and in any event within sixty (60) days after the date of its appointment, render its decision on the Remaining Disputed Items in writing and finalize the Working Capital Schedule. Such written determination will be final and binding upon the Parties for purposes of Section 2.8(d), and judgment may be entered on the award. Upon the resolution of all Disputes, the Parties shall revise the Working Capital Schedule to reflect such resolution. Parent and the Members agree to use commercially reasonable efforts to cause the Arbitrating Accountant to determine the proportion of its fees and expenses to be paid by each of the Members and Parent, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective Parties.

(d)

Working Capital Adjustment. Following the finalization of the Working Capital Schedule, the Parties shall provide for a working capital adjustment payment as provided in this Section 2.8(d) (the “Working Capital Adjustment”). Any Working Capital Adjustment made pursuant to this Section 2.8(d) shall be deemed an adjustment of the Merger Consideration payable by Parent in connection with the transactions contemplated by this Agreement and shall be treated as such for all purposes, including for Tax purposes. Any adjustment pursuant to this Section 2.8(d) shall be made within ten (10) Business Days after the earliest of (x) the expiration of the Dispute Period if Parent has not received a Dispute Notice from the Members within that period, (y) the resolution by Parent and the Members of all differences regarding the Working Capital Schedule and the Working Capital Adjustment, and (z) the receipt of the Arbitrating Accountant’s determination as set forth in Section 2.8. Any amounts of shares of Common Stock calculated under Sections 2.8(d)(i) and (ii) below shall be rounded up to the nearest full integer.

(i)

Working Capital Surplus. If the Closing Working Capital as determined pursuant to this Section 2.8 is greater than the amount of the Target Working Capital, then Parent shall (A) pay an amount in cash to the Members equal to the amount by which the Closing Working Capital was greater than the Target Working Capital up to $46,000 and (B) to the extent the amount by which the Closing Working Capital was greater than the Target Working Capital and such amount exceeds $46,000, issue shares of Common Stock to the Members in an amount equal to the amount by which the Closing Working Capital was greater than the Target Working Capital, less $46,000, divided by the Closing Share Price, allocated among the Members in accordance with their respective Pro Rata Shares, within two (2) Business Days of finalization of the Working Capital Schedule.

(ii)

Working Capital Deficiency. If the Closing Working Capital as determined pursuant to this Section 2.8 is less than the Target Working Capital, then Parent shall, within five (5) Business Days of the finalization of the Working Capital Schedule, be permitted to offset such amount against the number of shares of Common Stock to be issued as Post-Closing Stock Consideration, based on the deficiency amount divided by the Closing Share Price.

Section 2.9

Additional Consideration.

(a)

Additional Consideration. Following the Closing Date, Parent shall issue to the Members additional consideration for the Membership Interests upon the satisfaction of certain conditions as described in this Section 2.9 (any such issuances collectively, the “Additional Consideration”). In no event shall the Additional Consideration be a negative number, or exceed $7,000,000 in the aggregate (the “Maximum Additional Consideration Amount”), payable in accordance with Section 2.9(c)(v), and subject to adjustment as contemplated by Section 2.10. Upon payment of all Additional Consideration, if any, owed to the Members in accordance with Section 2.9(f), Parent shall be deemed to have fully satisfied its obligations pursuant to this Section 2.9. The Additional Consideration payable pursuant to this Section 2.9, when and if paid, constitutes part of the Merger Consideration payable by Parent in connection with the transactions contemplated by this Agreement and shall be treated as such for all purposes, including for Tax purposes.

(b)

Member Rights. The right of a Member to a portion of the Additional Consideration, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Parent or the New Business Segment and shall not entitle any Member to any additional rights as a holder of any equity security of Parent, the New Business Segment or any of their Affiliates, unless and until such Additional Consideration is issued (with respect to stock Additional Consideration). In lieu of issuing any fractional shares to which a Member would otherwise be entitled pursuant to this Section 2.9, any Member who would otherwise receive a fractional share based on their pro rata percentage of the Additional Consideration shall instead receive the next whole number of shares of Common Stock to which they would otherwise be entitled under this Section.

(c)

Calculation of Additional Consideration.

(i)

First Year Period. Following the end of the First Year Period, if the First Year Earn-Out Net Income exceeds the Additional Consideration Target (the amount of such excess, the “First Year Excess Amount”), then Parent shall pay to the Members an amount equal to such First Year Excess Amount in accordance with Section 2.9(c)(v).

(ii)

Second Year Period. Following the end of the Second Year Period, if the Second Year Earn-Out Net Income exceeds the greater of (a) the Additional Consideration Target and (b) the First Year Earn-Out Net Income (the amount of such excess, the “Second Year Excess Amount”), then Parent shall pay to the Members an amount equal to the Second Year Excess Amount in accordance with Section 2.9(c)(v).

(iii)

Third Year Period. Following the end of the Third Year Period, if the Third Year Earn-Out Net Income exceeds the greater of (a) the Additional Consideration Target, (b) the First Year Earn-Out Net Income and (c) the Second Year Earn-Out Net Income (the amount of such excess, the “Third Year Excess Amount”), then Parent shall pay to the Members an amount equal to the Third Year Excess Amount in accordance with Section 2.9(c)(v).

(iv)

Fourth Year Period. Following the end of the Fourth Year Period, if the Fourth Year Earn-Out Net Income exceeds the greater of (a) the Additional Consideration Target, (b) the First Year Earn-Out Net Income, (c) the Second Year Earn-Out Net Income and (d) the Third Year Earn-Out Net Income (the amount of such excess, the “Fourth Year Excess Amount”), then Parent shall pay to the Members an amount equal to the Fourth Year Excess Amount in accordance with Section 2.9(c)(v).

(v)

Additional Consideration Maximum Amounts. Any Additional Consideration shall be paid first, in that number of shares of Common Stock equal to the quotient obtained by dividing the amounts due to the Members by the Closing Share Price, up to a maximum amount of $5,000,000 of Additional Consideration (the “Additional Stock Consideration”). Any Additional Consideration in excess of $5,000,000 (but in no event exceeding the Maximum Additional Consideration Amount) shall be paid in cash, which cash payments of Additional Consideration shall not exceed $2,000,000 in the aggregate. Once the Final Earn-Out Payment has been made during a Measuring Period or the Members have been paid the Maximum Additional Consideration Amount, Parent’s obligations under this Section 2.9 shall be deemed satisfied and there shall be no further payments or stock issuances under this Section 2.9 for future Measuring Periods.

(d)

Earn-Out Report; Dispute. Within ninety (90) days following the end of each Measuring Period, Parent shall prepare and deliver to the Members a report (the “Earn-Out Report”) (x) containing the unaudited balance sheet of the New Business Segment as of the close of business on the last day of the applicable Measuring Period, and a related unaudited statement of income of the New Business Segment for such Measuring Period, (y) a report setting forth Parent’s calculations of the Net Income of the New Business Segment for the applicable Measuring Period and the corresponding Additional Consideration payment to be made under Section 2.9(c), if any, including any adjustments required to be made to the provided financial statements in order to make such calculations and (z) a statement, signed by an officer of Parent, stating that that the Earn-Out Report was prepared in accordance with this Agreement.

(i)

After receipt of an Earn-Out Report, the Members shall have the duration of the Dispute Period to review the Earn-Out Report. During such time, Parent shall provide the Members and their representatives with access to all documents, records, work papers, facilities and personnel as reasonably requested to review the Earn-Out Report and the calculations set forth therein. If the Members have a Dispute with any of the elements of or amounts reflected on the Earn-Out Report, the Members shall deliver one, joint written Dispute Notice, within the Dispute Period, to Parent setting forth in reasonable detail the Disputed Items. If the Members do not notify Parent of a Dispute with respect to the Earn-Out Report within the Dispute Period, the Earn-Out Report will be final, conclusive and binding on the Parties. In the event of such delivery of a Dispute Notice, Parent and the Members shall negotiate in good faith to resolve such Disputes.

(ii)

If Parent and the Members, notwithstanding such good faith effort, fail to resolve such Disputed Items within thirty (30) days after Parent’s receipt of a Dispute Notice, then Parent and the Members shall engage the Arbitrating Accountant to resolve any such Remaining Disputed Items. As promptly as practicable thereafter (and, in any event, within thirty (30) days after the Arbitrating Accountant’s engagement), Parent and the Members shall present their respective positions regarding the Remaining Disputed Items to the Arbitrating Accountant in writing (with a copy to the other Party(ies)), supported by any documents and arguments upon which they rely. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Remaining Disputed Items, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. Parent and the Members agree to use commercially reasonable efforts to cause the Arbitrating Accountant to only address the Remaining Disputed Items, to make its decision solely on the basis of the evidence and position papers presented to it, and to not assign a value to any item greater than the greater value for such item claimed by a Party or less than the lesser value for such item claimed by a Party. Parent and the Members agree to use commercially reasonable efforts to cause the Arbitrating Accountant to promptly, and in any event within sixty (60) days after the date of its appointment, render its decision on the Remaining Disputed Items in writing and finalize the applicable Earn-Out Report. All determinations made by the Arbitrating Accountant will be final, conclusive and binding on the Parties. Parent and the Members agree to use commercially reasonable efforts to cause the Arbitrating Accountant to determine the proportion of its fees and expenses to be paid by each of the Members and Parent, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective Parties.

(e)

Cooperation. For purposes of complying with the terms set forth in this Section 2.9, each Party shall cooperate with, and make available to, the other Party and its representatives such information, records, data and working papers, and shall permit reasonable access to its facilities and personnel during regular business hours, as may be reasonably requested in connection with the preparation and analysis of the Earn-Out Report and the resolution of any disputes under the Earn-Out Report.

(f)

Payment of Additional Consideration. Any payments owed by Parent pursuant to this Section 2.9 for a particular Measuring Period shall be made no later than ten (10) Business Days after the earliest of (i) the expiration of the Dispute Period if Parent has not received a Dispute Notice concerning the Earn-Out Report within that period, (ii) the resolution by Parent and the Members of all differences regarding the Earn-Out Report, (iii) the receipt of the Arbitrating Accountant’s determination as set forth in Section 2.9(d); provided, however, that with respect to payments for Measuring Periods following the achievement of an Additional Consideration Target in a prior Measuring Period, the payment for such following Measuring Period shall be made with ten (10) Business Days after the end of such Measuring Period. Parent shall not be obligated to issue fractional shares of Common Stock to any Member under this Section 2.9(f) and any Member who would otherwise receive a fractional share based on their pro rata percentage of the Merger Consideration shall instead receive the next whole number of shares of Common Stock to which they would otherwise be entitled under this Section 2.9(f). Parent shall pay any Additional Consideration, (x) by issuance of the appropriate number of shares of Common Stock to each Member or (y) by payment in cash by wire transfer of immediately available funds, in each case, in accordance with each Member’s Pro Rata Share.

(g)

The number of shares of Common Stock issuable under this Section 2.9 as Additional Consideration shall be subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to Parent’s Common Stock following the execution of this Agreement and prior to the date such shares of Common Stock are issued.

Section 2.10

Right of Offset. Notwithstanding any other provision of this Agreement, Parent may offset amounts to which Parent might be entitled from the Members under Article VII of this Agreement against the Post-Closing Cash Consideration, Post-Closing Stock Consideration or against any Additional Consideration owed to the Members pursuant to Section 2.9; provided, however, that Parent may only exercise such right of offset in respect of claims relating to Losses actually incurred by a Parent Indemnitee (in which case the amount of such offset shall be the amount of such actual Loss) or bona fide claims actually asserted by a third party (in which case the amount of the offset shall not exceed the reasonable good faith estimate of the amount of indemnifiable Losses that will ultimately be payable to a Parent Indemnitee in respect of such claims). If any such claims for indemnity are resolved in favor of the Members by mutual agreement or otherwise, or if the amount withheld exceeds the amount ultimately payable to a Parent Indemnitee in respect of such claim, Parent shall pay to the Members in cash the excess amount withheld with respect to such claim. Any shares of Common Stock offset pursuant to this Section 2.10 shall be offset at a price per share equal to the Closing Share Price.

Section 2.11 Closing.

(a)

Closing and Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”), simultaneously with the execution and delivery of this Agreement and all Transaction Documents, at the offices of Greenberg Traurig, P.A., 200 Park Avenue, New York, New York 10166, or at such other time or place as agreed to in writing by Parent and the Members. The transfers and deliveries described in this Section 2.11 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this Section 2.11 shall have occurred or been waived on the Closing Date.

(b)

Closing Deliveries of the Members. At the Closing, the Members shall deliver or cause to be delivered to Parent:

(i)

the Certificate of Merger in the form required by the NY LLC Law and in substantially the form of Exhibit F (the “Certificate of Merger”), duly executed by the Company;

(ii)

all minute books, written consents, records, ledgers and registers, and other similar organizational records of the Company to the extent they exist and to the extent not already in the possession of the Company;

(iii)

any Third-Party Consents;

(iv)

each Employment Agreement, duly executed by the applicable Member;

(v)

the Registration Rights Agreement, duly executed by each Member;

(vi)

the Member Releases, duly executed by each Member;

(vii)

a dated, completed and signed Accredited Investor Questionnaire in the form attached as Exhibit B hereto from each Member, with all blanks required to be completed by such Member properly completed;

(viii)

a certificate, in such form as is reasonably satisfactory to Parent, certifying that each Member is not a foreign person for purposes of Code Section 1445 or that the purchase is otherwise exempt from withholding under Code Section 1445; and

(ix)

such other documents, certificates, instruments or writings reasonably requested by Parent or its counsel in order to effectuate the transactions contemplated hereby including the Transaction Documents.

(c)

Closing Deliveries of Parent. At the Closing, Parent shall provide the following:

(i)

delivery of the duly issued Closing Stock Consideration to the Members;

(ii)

by wire transfer of immediately available funds, the Closing Cash Consideration, to the Members;

(iii)

by wire transfer of immediately available funds, cash in an amount equal to the Company Transaction Expenses, to the accounts directed by the Members as set forth on the Distribution Schedule;

(iv)

each Employment Agreement, duly executed by Parent on behalf of the Company;

(v)

the Registration Rights Agreement, duly executed by Parent;

(vi)

a certificate dated as of the Closing Date, duly executed by the Secretary of Parent, certifying as to an attached copy of the resolutions of the Board (as defined below), authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and each Transaction Document; and

(vii)

any other documents and consents necessary to complete the transactions contemplated hereby.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member hereby represents and warrants to Parent and Merger Sub, severally, and not jointly, that the following statements are true and correct as of the Closing Date:

Section 3.1

Authority of each Member. Such Member has the legal capacity and necessary right, power and authority to execute and deliver, and to perform his, her or its obligations under, this Agreement, each Transaction Document, and the other agreements, documents and instruments required hereby to which such Member is a party. This Agreement has been duly executed and delivered by such Member and constitutes a legal, valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, and, upon the execution and delivery by such Member of each of the other agreements contemplated hereby to which such Member is a party, such agreements will constitute the valid and legally binding obligation of such Member, enforceable against such Member in accordance with the terms thereof, in each case, except to the extent such enforceability may be limited by the General Enforceability Exceptions. Such Member (if such Member is an individual) is at least twenty-one (21) years of age.

Section 3.2

Ownership. The Membership Interests shown as held by such Member in Section 3.2 of the Disclosure Schedule are owned solely and directly by such Member. Such Member has all right, title and interest to his, her or its portion of the Membership Interests, free and clear of any Liens other than the Security Law Restrictions. There is no outstanding contract or other right (contingent or otherwise) with any Person to purchase, redeem, convert into, or otherwise acquire any outstanding Membership Interests of the Company, or have any rights to any proceeds from the sale of the Membership Interests. Immediately prior to Closing, there existed no declared or accrued unpaid dividends or distributions with respect to any equity interests in favor of any Member. Upon the consummation of the transactions contemplated hereby, Parent will own 100% of the Membership Interests free and clear of any Liens other than restrictions on transfer generally imposed under applicable federal and state securities laws (“Securities Law Restrictions”).

Section 3.3

Own Account. The Stock Consideration that such Member will receive upon consummation of this Agreement is being acquired solely for his, her or its account and are not being acquired with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act (the “Securities Act”) or related laws and regulations or any other applicable securities laws of any other jurisdiction (collectively, the “Securities Laws”).

Section 3.4

Consents; Conflicts. The execution, delivery and performance of this Agreement and the consummation by such Member of the transactions contemplated hereby or relating hereto do not and will not (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument or obligation to which such Member is a party or by which his, her or its properties or assets are bound or (ii) result in a violation of any Law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Member or his, her or its properties. Such Member is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to receive the Stock Consideration in accordance with the terms hereof.

Section 3.5

No Reliance. Such Member confirms that he, she or it is not relying on any communication (written or oral) of Parent or any of its Affiliates as investment advice or as a recommendation to acquire the Stock Consideration. It is understood that information and explanations related to the terms and conditions of the Stock Consideration provided by Parent or any of its Affiliates shall not be considered investment advice or a recommendation to acquire the Stock Consideration, and that neither Parent nor any of its Affiliates is acting or has acted as an advisor to the Members in deciding to invest in Parent. Such Member acknowledges that neither Parent nor any of its Affiliates has made any representation regarding the Stock Consideration for purposes of determining such Member’s authority to invest in Parent, other than as set forth in this Agreement.

Section 3.6

Investment Experience.

(a)

Such Member has such knowledge, skill and experience in business, financial and investment matters that he, she or it is capable of evaluating the merits and risks of an investment in Parent. Such Member has made his, her, or its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Parent.

(b)

Such Member has had access to the legal, financial, tax and accounting information concerning Parent and the Stock Consideration as he, she or it deems necessary to enable it to make an informed investment decision concerning the acquisition of the Stock Consideration.

(c)

Such Member understands that the Stock Consideration that he, she or it is acquiring upon the consummation of this Agreement have not been registered under the Securities Laws.

(d)

Such Member understands that the issuance of Common Stock is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) and/or the provisions of Regulation D promulgated thereunder based, in part, upon the representations, warranties and agreements of the Members contained in this Agreement.

(e)

Such Member acknowledges that he, she or it has been furnished with true and complete copies of the following documents which Parent has filed with the Securities and Exchange Commission pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) the Annual Report on Form 10-K for the year ended December 31, 2017; (ii) Parent’s Proxy Statement relating to the 2017 Annual Meeting of Shareholders; and (iii) the information contained in any reports or documents filed by Parent under Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since the distribution of the Form 10-K for the year ended December 31, 2017.

(f)

Such Member is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act, and has accurately completed the Accredited Investor Questionnaire attached as Exhibit B hereto.

(g)

Such Member acknowledges that neither the SEC nor any state securities commission has approved the Common Stock offered hereby or passed upon or endorsed the merits of the issuance of the Stock Consideration by Parent. Such Member acknowledges that an investment in Parent is highly speculative and involves a risk of loss of the entire investment and no assurances can be given of any income or profit from such investment. SUCH SELLER HEREBY ACKNOWLEDGES AND CONFIRMS THAT THE UNDERSIGNED HAS CAREFULLY CONSIDERED THE RISKS AND UNCERTAINTIES INVOLVED IN INVESTING IN THE STOCK CONSIDERATION BEFORE MAKING AN INVESTMENT DECISION TO ACQUIRE THE STOCK CONSIDERATION. Such Member can bear the economic risk of losing his, her or its entire investment in Parent without impairing his or her ability to provide for himself or herself and/or his or her family (as applicable) in the same manner that such Member would have been able to provide prior to making an investment in Parent.

Section 3.7

Dilution Protection. Such Member has been furnished with a copy of the Articles of Incorporation of Parent (including the Certificates of Designation with respect to the Series C Convertible Preferred Stock) and understands that the holder of the Series C Convertible Preferred Stock is entitled to anti-dilution protection with respect to any issuances of Common Stock occurring after the issuance of the Series C Convertible Preferred Stock on March 7, 2016.

Section 3.8

No General Solicitation. Such Member acknowledges that neither Parent nor any other person offered to sell the Stock Consideration to him or her by means of any form of general solicitation or advertising, including but not limited to: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

Section 3.9

Legend. Such Member understands that the Stock Consideration to be issued to him, her or it will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and that the certificate(s), if any, representing the Stock Consideration will bear a restrictive legend thereon in substantially the form that appears below:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW. THE SHARES OF COMMON STOCK REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOCK-UP PROVISIONS SET FORTH IN THE EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE SECRETARY OF THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

Section 3.10

No Other Representations or Warranties. Such Member hereby acknowledges and agrees that, for purposes of this Agreement, except as set forth in Article V of this Agreement, no other representations or warranties have been made, express or implied, at law or in equity, on behalf of Parent, to such Member by Parent or any other Person, and such Member is not relying on any representations or warranties regarding the transactions contemplated by this Agreement other than the representations and warranties expressly set forth in Article V of this Agreement. Such Member further acknowledges that no promise or inducement for this Agreement has been made to such Member except as set forth herein or in another Transaction Document.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS WITH RESPECT TO THE COMPANY

The Members hereby represent and warrant jointly and severally to Parent that the following statements are true and correct as of the Closing Date:

Section 4.1

Organization and Business; Power and Authority; Effect of Transaction.

(a) The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of New York, and possesses all requisite organizational power and authority to own, lease and operate its assets as now owned or leased and operated and is duly qualified and in good standing in each other jurisdiction in which the character of the assets owned or leased by such Entity requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Section 4.1(a) of the Disclosure Schedule contains a complete and accurate list of the jurisdictions of organization of the Company and any other jurisdictions in which each such Entity is qualified to do business.

(b)

The Company has all requisite power and authority necessary to execute and deliver, and to perform its obligations under each Transaction Document to which it is a party and to consummate the transactions contemplated thereby; and the execution, delivery and performance by the Company of each Transaction Document to which it is a party have been duly authorized by all requisite limited liability company action.

(c)

Upon the consummation of the transactions contemplated hereby, Parent will own the Membership Interests free and clear of any Liens.

(d)

The Members have provided to Parent correct and complete copies of the Organizational Documents of the Company (each as amended to date). The Company is not in default under, or in violation of, any provision of its Organizational Documents.

(e)

The Membership Interests constitute one hundred percent (100%) of the outstanding equity interests of the Company, and the Membership Interests are duly authorized, validly issued, and fully paid. Other than the Membership Interests, there are no other issued and outstanding membership interests in the Company and there are no outstanding or authorized options, warrants, rights, rights of first refusal or rights of first offer, agreements or commitments to which the Company is a party or which is binding upon the Company relating to the issuance, disposition or acquisition of any equity interests in the Company. There are no outstanding or authorized appreciation, phantom equity or similar rights with respect to the Company. None of the Membership Interests were issued in violation of the operating agreement of the Company or any Laws applicable to the Company.

Section 4.2

Non-contravention. Neither the execution nor delivery of this Agreement by the Members, nor the consummation of the transactions contemplated hereby, will:

(a)

conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, instrument of Indebtedness, Lien or other arrangement to which any Member or the Company is a party or by which any Member or the Company is bound or to which any of their respective assets are subject;

(b)

violate any law or other restriction to which the Company is subject or any provision of the Company’s Organizational Documents;

(c)

result in the imposition of any Liens upon any of the Membership Interests or upon any assets of the Company; or violate any Order or Law applicable to the Company or its respective properties or assets.

Section 4.3

Subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity ownership or participation in any Entity.

Section 4.4

Accounts Receivable. Section 4.4 of the Disclosure Schedule sets forth as of June 25, 2018, (i) the total amount of outstanding accounts receivable of the Company and (ii) the aging of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof. All accounts receivable set forth on Section 4.4 of the Disclosure Schedule are valid and genuine, and have arisen solely in the ordinary course of business consistent with past practice. All accounts receivable due during the twelve (12) months prior to the Closing Date have been collected in the normal course of business and no amounts have been written off or otherwise compromised, discounted, forgiven or extended, except for non-material discounts or extensions in the ordinary course of business.

Section 4.5

Financial Statements; Absence of Certain Changes; Undisclosed Liabilities.

(a)

Section 4.5(a) of the Disclosure Schedule contains copies of the following financial statements (collectively, the “Company Financial Statements”):

(i)

the audited balance sheet of the Company as of December 31, 2017, and the related consolidated statements of operations, members’ equity and cash flows for the fiscal period then ended, and the related notes thereto (the “Audited Financial Statements”); and

(ii)

the unaudited balance sheet (the “Latest Balance Sheet”) of the Company, dated as of March 31, 2018 (the “Balance Sheet Date”) and the related unaudited statements of operations, members’ equity and cash flows for the three (3)-month period then ended, and the related notes thereto (the “Interim Financial Statements”).

(b)

The Company Financial Statements are (including in all cases the notes thereto, if any), accurate, correct and complete, and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (which are not, individually or in the aggregate, material) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company (which books and records are in turn accurate, correct and complete), and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded in a timely manner and as necessary to permit preparation of Financial Statements in accordance with GAAP and to maintain accountability for earnings and assets.

(c)

Except as otherwise contemplated by this Agreement, since the Balance Sheet Date, there has been no Material Adverse Effect on the Company and the Company has not taken any of the following actions (or permitted any of the following events to occur):

(i)

incurred any Indebtedness, other than periodic draws made under the terms of the line of credit between the Company and JP Morgan Chase, NA;

(ii)

subjected to any Lien any portion of the assets of the Company;

(iii)

sold, assigned or transferred any portion of the tangible assets of the Company in a single transaction or series of related transactions in an amount in excess of $5,000, except in the ordinary course of business or as otherwise specified herein;

(iv)

suffered any damage, destruction or extraordinary losses (whether or not covered by insurance) or waived any rights of material value to the Company;

(v)

issued, sold or transferred any equity securities in the Company (including the Membership Interests) or other equity securities, securities convertible into any equity securities or warrants, options or other rights to any equity in the Company;

(vi)

declared or made any distributions on the equity securities of the Company or redeemed or purchased any equity securities of the Company;

(vii)

made any capital expenditures or commitments therefor in excess of $25,000 individually or $50,000 in the aggregate;

(viii)

acquired any Entity or business (whether by the acquisition of equity securities, the acquisition of assets, merger or otherwise);

(ix)

entered into any or modified any existing employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer, member or employee of the Company;

(x)

entered into a Multiemployer Plan (as defined below);

(xi)

changed or authorized any change in the Organizational Documents of the Company, other than to change the tax treatment of the Company to that of an incorporated entity effective as of January 1, 2018;

(xii)

introduced any change with respect to the operation of the Business, including the Company’s method of accounting or principles or practices for financial accounting;

(xiii)

terminated, or amended or modified in any material respect, any material agreement or instrument of the Company; or

(xiv)

entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (i) through (xiii) of this Section 4.5(c).

(d)

The Company has no Liability, whether arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise other than (i) Liabilities set forth on the face of the Latest Balance Sheet, (ii) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of business (none of which is a Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of Contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit), (iii) Liabilities under Material Contracts or under Contracts not required to be disclosed in Section 4.6 of the Disclosure Schedule (but not Liabilities for breaches thereof); and (iv) Liabilities set forth on Section 4.5(d) of the Disclosure Schedule.

Section 4.6

Material Contracts.

(a)

Section 4.6 of the Disclosure Schedule lists each of the following Contracts of which the Company is currently bound (such Contracts, together with the lease agreement disclosed on Section 4.8(b) of the Disclosure Schedule, “Material Contracts”):

(i)

each Contract of the Company involving annual consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company either without penalty or with less than ninety (90) days’ notice;

(ii)

all Contracts with third party vendors that require the Company to purchase its total requirements of any product or service from such third-party vendor or that contain “take or pay” provisions;

(iii)

all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or environmental liability of any Person;

(iv)

all Contracts that relate to the acquisition or disposition of any Entity, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)

all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or with less than ninety (90) days’ notice;

(vii)

except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)

all Contracts that by their terms limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)

any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement between the Company and a third party;

(x)

all Contracts between or among the Company on the one hand and any Member or any Affiliate of the Members (other than the Company) on the other hand; and

(xi)

any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.6.

(b)

Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of the Members, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Members, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any material right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 4.7

Clients and Suppliers. Section 4.7 of the Disclosure Schedule sets forth an accurate and complete list of (a) the top fifteen (15) most significant clients (determined by dollar amount of revenue) and (b) the top ten (10) most significant suppliers (determined by dollar amount of purchases) of the Company for the year ended December 31, 2017. Since December 31, 2017, no such supplier or client has canceled or otherwise terminated, or to the Knowledge of the Members, threatened to cancel or otherwise terminate, its relationship with the Company. Since December 31, 2017, none of the Members or the Company has received any written notice that any such supplier or client may cancel or otherwise materially and adversely modify or limit its relationship with the Company or limit its services to the Company, or its usage or purchase of the services of the Company either as a result of the transactions contemplated hereby or otherwise.

Section 4.8

Title and Sufficiency of Assets.

(a)

The Company has good, valid, insurable and marketable title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Company Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of all Liens, other than Permitted Liens, and the Indebtedness for borrowed money, which shall be satisfied at the Closing. The items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

(b)

Section 4.8(b) of the Disclosure Schedule lists the street address of the principal offices of the Company, the landlord under the lease for each such office, the rental amount currently being paid, and the expiration of the term of each such lease or sublease for all real property currently leased or subleased by the Company. With respect to leased Real Property, the Members have delivered or made available to Parent copies of any leases affecting the Real Property that are true, complete and correct. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use of the Real Property by the Company in the conduct of the Company’s business does not, violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Legal Actions currently in process nor, to the Knowledge of the Members, threatened against or affecting the Real Property leased by the Company or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.9

Books and Records. Except as set forth in Section 4.9 of the Disclosure Schedule, the Books and Records and other financial records of the Company (i) are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in all material respects in accordance with good business and accounting practices. All transactions of the Company have been accurately and correctly recorded in the Books and Records of the Company. At the Closing, all of the Books and Records of the Company will be in the possession or control of the Company.

Section 4.10

Legal Actions. Except as set forth in Section 4.10 of the Disclosure Schedule, there are: (a) no Legal Actions of any kind currently in process or, to the Knowledge of the Members, threatened or pending absent notice, at Law, in equity or by or before any Authority against or involving the Membership Interests, the Company, any Member or any Affiliate of the Company or any Member, or relating to the ownership or arising from the operation of the Business, and neither the Company nor its Affiliates nor any Member has received written notice of any of the foregoing, (b) no Orders by any Authority against or affecting the Company, the Business or that are otherwise binding on any of the Membership Interests, and (c) no outstanding or unsatisfied awards, judgments, or decrees to which the Company or any Member is a party or is bound or that otherwise involves the Business. The Company does not have any current intention to initiate any action, suit or proceeding before any Authority. Except as set forth in Section 4.10 of the Disclosure Schedule (and excluding (x) Laws relating to employee benefits and related matters, which are covered exclusively by Section 4.17, and (y) Laws relating to employment matters, which are exclusively covered by Section 4.18), the Company is not in default or violation of any Law that is applicable to the Company or by which any property or asset of the Company is bound, except for instances of noncompliance or violations that, individually or in the aggregate, have not and would not reasonably be expected to (i) be material to the Business or (ii) give rise to material fines or other material liability imposed on the Company.

Section 4.11

Tax Matters.

(a)

All Tax Returns required to be filed by, or on behalf of, the Company are true, correct and complete in all material respects, have been prepared in compliance with all applicable Laws, and have been duly and timely filed;

(b)

The Company has paid all Taxes that are due, including all disputed Taxes for which the Company is seeking a refund;

(c)

The Company has delivered to Parent correct and complete copies of all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2011, and all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to such taxable periods;

(d)

No Tax deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any Authority against the Company. Neither the Company nor any Member is the subject of any audit or other proceeding in respect of payment of Taxes for which the Company may be directly liable and no such proceeding has been threatened. No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to the filing of any Tax Return with respect to the Company or the payment by, or assessment against, the Company for any Tax for which the Company may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding;

(e)

(i) No Legal Actions have been asserted or to the Knowledge of the Members are threatened against the Company in respect of any Tax for which the Company may be directly or indirectly liable; (ii) the Company has not agreed to make any adjustment by reason of a change in its accounting method that would affect the taxable income or deductions of the Company for any period following the Closing Date; (iii) the Company is not required to include income in any amount under Section 481 of the Code (or any comparable provisions of state, local or foreign law), by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the Closing Date; and (iv) the Company will not be required to include in a taxable period on or after the Closing Date taxable income attributable to income that economically accrues in a taxable period ending on or before the Closing Date, including as a result of the installment method of accounting or the completed contract method of accounting;

(f)

None of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code; none of the assets of the Company directly or indirectly secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code; and there are no Liens for Taxes as of the Closing Date upon any of the assets of the Company, except for statutory Liens for Taxes not yet due or delinquent;

(g)

The Company, until an effective date of January 1, 2018, was classified as a partnership within the meaning of Treasury Regulation Section 301.7701-2(a), and made an election to be treated as an association taxable as a corporation within the meaning of Treasury Regulation Section 301.7701-3 effective as of January 1, 2018;

(h)

Since January 1, 2018 the Company has been, and as of the Closing Date the Company is; treated as an association taxable as a corporation within the meaning of Treasury Regulation Section 3.01.7701-3;

(i)

(i) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, and (ii) the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;

(j)

The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return;

(k)

No claim has ever been made by an Authority in writing against the Company in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

(l)

Section 4.11(l) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company currently files Tax Returns relating to the Business;

(m)

The Company has not been notified in writing of any Tax claims, audits, or examinations that are proposed or pending with respect to the Company or the Business. No closing agreement or similar binding agreement relating to Taxes has been entered into by or with respect to the Company or the Business. No written notice of any unpaid assessment relating to Taxes has been received by or with respect to the Company or the Business; and

(n)

There is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

Section 4.12

Insurance.

(a)

Section 4.12 of the Disclosure Schedule sets forth a true and complete list and description of all insurance policies and other forms of insurance related to the ownership and operation of the Business, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement from January 1, 2015 through the Closing Date.

(b)

All such insurance policies are in full force and effect; all premiums due thereon have been paid by the Company through the Closing Date; and the Company is otherwise in compliance with the terms and provisions of such policies. Furthermore: (i) the Company, has not received any written notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of the Members, is the termination of any such policy or arrangement threatened; (ii) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements; (iii) the Company has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect; and (iv) none of such policies or arrangements provides for experienced-based liability or loss sharing arrangement affecting the Company.

Section 4.13

Bankruptcy Matters. Neither the Company nor any of the Members has: (a) changed his, her or its name or suspended its business for the purpose of the avoidance of creditors; (b) had proceedings pending or, to the Knowledge of the Members, threatened by or against it in bankruptcy or reorganization in any state or Federal court; (c) resolved or otherwise agreed to file a case in bankruptcy or reorganization in any state or Federal court; (d) admitted in writing its inability to pay its debts as they become due; or (e) suffered the attachment or judicial seizure of all, or substantially all, of its assets or suffered the appointment of a receiver to take possession of all, or substantially all, of its assets. Each of the Company and the Members is, and after giving effect to the transactions contemplated hereby will be, solvent.

Section 4.14

Affiliate Transactions. Section 4.14 of the Disclosure Schedule sets forth all transactions with Affiliates in effect or that were in effect since December 31, 2015.

Section 4.15

Broker or Finder. Except for the fees of Stauss Capital Partners LLC, no agent, broker, investment banker or financial advisor will be entitled to any broker’s or finder’s fee or commission in connection with the transactions contemplated under this Agreement.

Section 4.16

Intellectual Property.

(a)

Section 4.16 of the Disclosure Schedule contains a true, correct and complete list (showing in each case the applicable registered owners and registration or application number) as of the Closing Date, of all Owned Intellectual Property that is used in connection with the Business. All Owned Intellectual Property that is material to the conduct of the Business is subsisting and, to the Knowledge of the Members, valid and enforceable, except to the extent such enforceability may be limited by the General Enforceability Exceptions. The Company exclusively owns or, to the Knowledge of the Members, licenses or otherwise has sufficient rights to use, the Intellectual Property that is used in the conduct of the Business as it is currently conducted or anticipated to be conducted as of the Closing Date, free and clear of all Liens (other than Permitted Liens), except as would not reasonably result in a Material Adverse Effect. The Company has not (i) in the two (2) years prior to the Closing Date, claimed in writing to any other Person that such Person has infringed upon or misappropriated any Owned Intellectual Property, (ii) to the Knowledge of the Members, materially infringed upon or misappropriated any Intellectual Property of any other Person or (iii) since January 1, 2015, received written notice that it has infringed upon or misappropriated any Intellectual Property of any other Person or that any Owned Intellectual Property is invalid or unenforceable (other than routine office actions). The consummation of the transactions contemplated by this Agreement or any Transaction Document will not result in the loss or material impairment of any Intellectual Property right of the Company in or to any Owned Intellectual Property.

(b)

Each Member and the Company has taken commercially reasonable steps to protect and maintain any trade secrets contained in the Owned Intellectual Property. All registration, renewal and maintenance fees in respect of the Owned Intellectual Property that is registered with or issued by any Authority which were due prior to the date hereof have been duly paid.

(c)

All current and former employees, independent contractors, or service providers of the Company who contributed to the development of any Owned Intellectual Property used in connection with the Business have assigned all ownership of such Owned Intellectual Property to the Company or such Owned Intellectual Property is owned by the Company as a “work for hire”.

(d)

The Company has the rights to use the domain name currently used for the Business.

Section 4.17 Employee Benefit Plans. Except for the 401K Program for all employees of the Company (including the Members) as disclosed on Section 4.17 of the Disclosure Schedule, the Company has no Employee Benefit Plan for which Parent or the Company might become liable as a result of the transaction contemplated hereby or which might encumber the property after the Closing Date. Neither the Company nor any of its respective ERISA Affiliates (as defined herein) (i) have ever maintained or contributed to any pension plan subject to Title IV of ERISA or Section 412 of the Code or 302 of ERISA, (ii) have any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are or have been made by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates may have liability and that is covered by Title IV of ERISA (“Multiemployer Plan”) covering employees (or former employees) employed in the United States, or (iii) have incurred any material liability or taken any action that could reasonably be expected to cause it to incur any material liability (x) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any Multiemployer Plan or (y) on account of unpaid contributions to any such Multiemployer Plan.

Section 4.18

Employees; Employee Relations.

(a)

Section 4.18(a) of the Disclosure Schedule contains a list of all persons who are managers, officers, employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position, if applicable (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full or accrued for on the applicable balance sheet of the Company or are payable pursuant to Article II hereof.

(b)

There are no Legal Actions currently pending against the Company or, to the Knowledge of the Members, threatened, arising out of any Laws pertaining to employment or employment practices as such Laws pertain to any current or former employee of the Company. Except as provided in Section 4.10 of the Disclosure Schedule, the Company is not currently subject to any settlement or consent decree with any present or former employee, employee representative or any Authority relating to claims of discrimination or other claims in respect to employment practices and policies; and the Company is not currently subject to any Order with respect to the labor and employment practices (including practices relating to discrimination) of the Company specifically. The Company has not received written notice of the intent of any Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company with respect to or relating to such Laws and to the Knowledge of the Members, no such investigation is in progress. The Company has not incurred in the three (3) years prior to the Closing Date, and will not incur as a result of the Members’ execution of this Agreement, any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar applicable state laws.

Section 4.19

No Illegal Payments, Etc. Neither the Company nor any of its respective directors, officers, managers, employees, agents or members has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, client, governmental official or employee or other person in order to obtain favorable treatment for the Company (or assist in connection with any actual or proposed transaction with the Company) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or the non-continuation of which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose on behalf of the Company or as part of the duties of their employment with the Company.

Section 4.20

Bank Accounts and Powers of Attorney. Section 4.20 of the Disclosure Schedule sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Section 4.20 of the Disclosure Schedule. Except as disclosed on Section 4.20 of the Disclosure Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to the Business for any purpose whatsoever.

Section 4.21

No Untrue Statements. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Members to Parent in connection with this Agreement are true, correct and complete in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the Closing Date by or on behalf of the Members to Parent in connection with this Agreement and the transaction contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated, there is no fact known to the Members that could reasonably be expected to have a Material Adverse Effect on the Business or its operations, that has not been disclosed herein, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Parent for use in connection with the transaction contemplated hereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Merger Sub hereby represent and warrant to the Members that the following statements are true and correct as of the Closing Date:

Section 5.1

Organization and Business; Power and Authority; Effect of Transaction.

(a)

Parent is a corporation duly organized, validly existing and in good standing under the laws of Florida. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of New York and is considered a disregarded entity for federal income tax purposes under Treasury Regulations Section 301.7701-3(b)(1)(ii). Parent and Merger Sub are duly qualified or licensed to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by their or the nature of their businesses makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Dolphin Material Adverse Effect. Parent and Merger Sub have all requisite right, power and authority to (a) own or lease and operate their properties, (b) conduct their businesses as presently conducted and (c) engage in and consummate the transactions contemplated hereby. Section 5.1 of the Disclosure Schedule contains a complete and accurate list of the jurisdiction of organization of Parent and any other jurisdictions in which Parent is qualified to do business.

(b)

Each of Parent and Merger Sub has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly authorized by all requisite corporate or other action. The Transaction Documents have been duly executed and delivered by Parent and Merger Sub, and constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with their respective terms.

(c)

The execution and delivery of the Transaction Documents by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated thereby, and compliance by the Parent and Merger Sub with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of Parent’s or Merger Sub’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, any instrument or agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their properties may be bound or affected.

Section 5.2

Capitalization. The authorized capital stock of Parent immediately prior to the consummation of the transactions contemplated by this Agreement consists of:

(a)

50,000 shares of preferred stock all of which have been duly designated Series C Convertible Preferred Stock and are duly and validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

(b)

200,000,000 shares of Common Stock of which 11,090,688 shares are duly and validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

(c)

3,089,368 shares of Common Stock have been duly reserved for issuance upon exercise of existing warrants, and 192,703 shares of Common Stock have been duly reserved for issuance upon conversion of preferred stock.

Section 5.3

Subsidiaries. Except as set forth on Section 5.3 of the Disclosure Schedule, Parent does not control, directly or indirectly, or have a direct or indirect equity ownership or participation in, any Entity. Each of Parent’s subsidiaries set forth on Section 5.3 of the Disclosure Schedule (a) is duly organized, validly existing and in good standing under the Laws of the state of its formation, and possesses all requisite corporate power and authority to own, lease and operate its assets as now owned or leased and operated, and (b) is duly qualified and in good standing in each jurisdiction in which the character of the assets owned or leased by such subsidiary requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Dolphin Material Adverse Effect.

Section 5.4

Issuance of Stock. The Stock Consideration to be issued in connection with the transactions contemplated by this Agreement has been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions on transfer as provided by applicable Law. Parent has available for issuance the number of shares of Common Stock issuable under this Agreement, and has reserved in its corporate records and with its transfer agent the maximum number of shares of Common Stock that Parent may be required to be issued under this Agreement.

Section 5.5

SEC Reports. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), and the SEC Reports were filed on a timely basis or received a valid extension of such time of filing and were filed prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has never been characterized as an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 5.6

Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Dolphin Material Adverse Effect, (b) Parent has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Parent’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (c) Parent has not altered its method of accounting, (d) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (e) Parent has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Parent stock option plans. Parent does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the shares of Common Stock contemplated by this Agreement or as set forth in the SEC Reports, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to Parent or its subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by Parent under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed.

Section 5.7

Broker or Finder. No agent, broker, investment banker or financial advisor engaged by or on behalf of Parent, Merger Sub or any of their Affiliates is or will be entitled to a broker’s or finder’s fee or commission in connection with the transactions contemplated hereby or the execution, delivery or performance of this Agreement.

Section 5.8

Sufficiency of Funds. Parent has sufficient cash on hand or other sources of available funds to (a) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger) and (b) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger.

ARTICLE VI.
COVENANTS

Section 6.1

Agreement to Cooperate; Certain Other Covenants.

(a)

The Parties shall cooperate with one another in the preparation of all Tax Returns, applications or other documents regarding any Taxes on transfer, recording, registration or other fees which relate to any period that begins on or before the Closing Date, or ends after the Closing Date. The Parties shall also cooperate with each other and each other’s Representatives in connection with the preparation or audit of any Tax Returns and any Tax claim or litigation in respect of the Company or the Business that include taxable periods (or portions thereof), activities, operations or events ending on the Closing Date, which cooperation shall include, making available documents and employees, if any, capable of providing information or testimony.

(b)

The Parties shall cooperate with one another: (i) in taking all legally authorized action reasonably required by the Parties and designed to reduce any Taxes or other liabilities arising from or in connection with the transactions contemplated by this Agreement and by any other documents between the Parties if and solely to the extent such actions do not impose any material costs on the Company or Parent and (ii) in preparing and filing with the applicable Authorities as promptly as practicable after the date hereof all applications and amendments thereto required, if any, together with related information, data and exhibits, necessary to request issuance of orders approving the transaction by all such applicable Authorities. Prior to the Closing, the Members shall not, and shall cause the Company to not, make any Tax elections, or take any actions or other steps that materially affect Taxes relating to the Company, without Parent’s prior written consent.

Section 6.2

Tax Matters.

(a)

Responsibility for Filing Tax Returns for Periods through Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date that relate to Tax periods ending on or before the Closing Date. Parent shall permit the Members to review and comment on each such Tax Return with respect to a Pre-Closing Tax Period at least thirty (30) calendar days prior to filing and shall make such revisions as are reasonably requested by the Members.

(b)

Cooperation on Tax Matters. Parent and the Members shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. the Members agree to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Company or its assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority. Parent and the Members further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

(c)

Tax Free Merger. The transaction represented by this Agreement is intended to be a reorganization under Section 356(a)(1)(A) of the Code and this Agreement is intended to constitute a “plan of reorganization” within the meaning of the Treasury Regulations Section 1.368-2(g).  The Parties will report the transaction for tax purposes in a manner consistent with such intended tax treatment, unless otherwise required by Law.

(d)

Allocation of Straddle Period Tax. To the extent permitted by applicable Law with respect to any particular Tax regarding the Company, the Members shall cause the Company to elect to treat the Closing Date as the last day of the taxable period. For purposes of determining the amount of Taxes that are attributable to the Pre-Closing Tax Period with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

(e)

Withholding. Notwithstanding any other provision in this Agreement, Parent and any other applicable payor shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Member or any other recipient of payment in respect of which such deduction and withholding was made.

Section 6.3

Conduct of Business.

(a)

Subject to the terms and conditions of this Agreement, and without limiting any rights of the Members pursuant to the Employment Agreements, subsequent to the Closing, Parent will have the sole power and right to control the Business and operations of Parent (including the New Business Segment) in its sole discretion; provided, however, that, prior to the end of the Fourth Year Period, Parent shall not, directly or indirectly, take any action, or refrain from taking action that will materially adversely affect (x) the ability of the Members to earn the Additional Consideration or (y) the ability of the New Business Segment to achieve the Additional Consideration Target in any Measuring Period, provided further, however, that any action (or refraining from action) taken directly or indirectly by Parent with the written consent of the Members should not constitute a violation of this obligation. Additionally, prior to the end of the Fourth Year Period, except in each case with the prior written consent of the Members, which consent shall not be unreasonably withheld:

(i)

Parent shall operate the New Business Segment as a separate division and maintain separate books and records for the New Business Segment in a manner reasonably calculated to facilitate the determination of the Working Capital Adjustment and the Additional Consideration in a manner consistent with the terms and conditions of this Agreement;

(ii)

Except for (a) an indirect sale, transfer, assignment or disposition of the Membership Interests in connection with the sale of a controlling stake in Parent, (b) in connection with a reincorporation, reorganization or other change in corporate form of Parent for tax efficiencies or otherwise or (c) an assignment of the Membership Interests to a wholly-owned subsidiary of Parent for tax efficiency purposes, Parent shall not directly or indirectly (1) sell, transfer or reassign the Membership Interests to any third party or any Affiliate of Parent, (2) sell, lease or dispose of all or any material part of the assets or business of the New Business Segment, or any portion of the Business, to any third party or any Affiliate of Parent, (3) merge, consolidate or amalgamate the New Business Segment with or into another Person, or another Person with or into the New Business Segment, (4) wind down, terminate, liquidate or cancel all or any material segment of the New Business Segment, or (5) cause the New Business Segment to acquire the equity, assets or business of another Person, other than the purchase of assets in the ordinary course of business;

(iii)

Parent shall operate the Business solely out of the New Business Segment, and shall not provide any services similar to those provided by the Business through an Entity, division or business segment other than the New Business Segment or transfer the business of any client of the New Business Segment to any other Person;

(iv)

Parent shall not relocate the New Business Segment’s offices outside of their applicable current city; and

(v)

Parent shall operate and shall cause the New Business Segment to operate the Business in good faith, and will allow the Company’s current management (including, without limitation, the Members) to manage the New Business Segment in a manner that is generally consistent with the management of the Company prior to the Closing, in the ordinary course of business.

(b)

The budget and capital expenditure plan of the New Business Segment will be determined by Parent’s Board of Directors (the “Board”) in good faith, with due regard to the business interests of the New Business Segment.

Section 6.4

Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel) or any rules or requirements of any stock exchange or regulatory or other supervisory body or authority of competent jurisdiction, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.5

Board Composition. After the Closing Date, the Company shall use commercially reasonable best efforts to identify and obtain the agreement of, an additional person who satisfies the independent director requirements and standards of the Nasdaq Capital Market, LLC (the “Additional Independent Director Candidate”). As soon as practicable following the identification and agreement of the Additional Independent Director Candidate to serve on the board of directors, Company shall request that the board of directors convene to increase the size of the board of directors to nine (9) directors, and appoint the Additional Independent Director Candidate and a nominee designated by the Members to serve on the board of directors of the Company, until the next annual meeting of shareholders of the Company. Thereafter, if the Member designated person is otherwise unable to serve as a director, then the Members may substitute a different designated person to be the nominee designee.

Section 6.6

Company Employee Equity Awards. After the Closing Date, Parent and the Company will work together to develop a plan for the participation of Company employees in a stock option or other equity award program to be established by Parent.

Section 6.7

Further Assurances. At any time and from time to time after the Closing Date, at the reasonable request of Parent, as promptly as reasonably practicable, the Members shall (i) execute and deliver to Parent such instruments of transfer, conveyance, assignment and confirmation, in addition to those executed and delivered by the Members at the Closing, (ii) take such actions as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby, and permit Parent to exercise all rights as a holder of the Membership Interests and otherwise to give full effect to the provisions of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. the Members agree to furnish any additional information reasonably requested by Parent or any of its Affiliates to ensure compliance with the Securities Laws in connection with the issuance of the Stock Consideration.

ARTICLE VII.
INDEMNIFICATION

Section 7.1

General Statement; Survival Period.

(a)

General Statement. From and after the Closing, the Parties shall indemnify each other as provided in this Article VII.

(b)

Survival Period.

(i)

Representations and Warranties. Each representation and warranty contained in Article III and Article IV herein shall survive until the applicable Survival Date, and shall terminate and be of no further force or effect upon the passing of the applicable Survival Date with respect to such representation or warranty (except with respect to pending claims pursuant to Section 7.3(b)).

(ii)

Covenants and Obligations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms; provided that the covenants and obligations set forth in Section 6.2, Article VII and Article VIII shall survive indefinitely (unless the performance of such covenant or obligation is completed, in which case such covenant or obligation shall terminate upon its completion).

Section 7.2

The Members’ Indemnification Obligations. the Members shall, jointly and severally (except as otherwise provided in Section 7.2(a)), to the extent the right of offset as set forth in Section 7.3(g) is unavailable, indemnify, defend, save and keep each Parent Indemnitee harmless against and from, and shall pay to each Parent Indemnitee the amount of, and reimburse each Parent Indemnitee for, all Losses which any Parent Indemnitee may suffer, sustain, incur or become subject to, as a result of, in connection with, relating to, arising out of, or by virtue of:

(a)

any inaccuracy in or breach of any representation and warranty made by the Members to Parent under Article III or Article IV; provided that, with respect to any inaccuracy or breach of any representation and warranty made by any Member to Parent under Article III, each Member shall have such indemnification obligations with respect to his, her or its individual representations therein, and each Member’s indemnification obligations shall be several, and not joint and several;

(b)

the breach by the Members of, or failure of the Members to comply with or fulfill, any of the covenants or obligations under this Agreement (including the Members’ obligations under this Article VII);

(c)

any claim or assertion for broker’s or finder’s fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by either the Members or any of their Affiliates;

(d)

any Company Indebtedness and any Company Transaction Expenses, in each case that are not included in the calculation of the Closing Working Capital and that are not paid in full at the Closing;

(e)

any Pre-Closing Taxes; and

(f)

any fines or penalties resulting from any failure to file, or late filing of, annual reports with the United States Department of Labor with respect to the Company’s qualified retirement plans.

Section 7.3

Limitation on the Members’ Indemnification Obligations. the Members’ obligations pursuant to the provisions of Section 7.2 are subject to the following limitations:

(a)

Indemnity Threshold. The Parent Indemnitees shall not be entitled to recover under Section 7.2(a) until the total amount which the Parent Indemnitees would recover under Section 7.2(a), but for this Section 7.3(a), exceeds an amount equal to $100,000 (the “Indemnity Threshold”), after which the Parent Indemnitees shall be entitled to recover all Losses in excess of the Indemnity Threshold; provided, however, that the foregoing limitations shall not apply to recovery for any recovery under Section 7.2(a) for breaches of one or more of the Fundamental Representations. For purposes of calculating the amount of any Losses incurred in connection with any breach of a representation or warranty, any and all reference to “material” or “Material Adverse Effect” (or other correlative or similar terms) shall be disregarded.

(b)

Claims Cut-Off. The Parent Indemnitees shall not be entitled to recover under Section 7.2 unless a claim has been asserted in good faith with reasonable specificity by written notice delivered to the Members on or prior to the applicable Survival Date (regardless of when the Losses in respect thereof may actually be incurred), in which case the applicable claim shall not be barred by the passing of the applicable Survival Date and such claim shall survive until finally resolved.

(c)

Indemnification Cap. The Parent Indemnitees shall not be entitled to recover under Section 7.2(a) for an amount of Losses in excess of $1,000,000, provided, however, that the foregoing limitation shall not apply to recovery for any recovery under Section 7.2(a) for breaches of one or more of the Fundamental Representations; and the aggregate amount of all Losses for which the Members shall be liable pursuant to this Article VII shall not exceed the total net Cash Consideration actually received by the Members (before payment of any applicable Taxes by the Members).

(d)

Benefits and Recoveries. The amount of any indemnity provided in Section 7.2 shall be computed net of (i) any insurance proceeds actually received by a Parent Indemnitee in connection with or as a result of any claim giving rise to an indemnification claim hereunder (reduced by all related costs and expenses and any premium increases), (ii) the amount of any indemnity or contribution actually recovered by any Parent Indemnitee from any third party, net of any costs incurred in connection with recovering any such amounts, and/or (iii) the amount of any Tax Benefit (as defined below) actually realized by a Parent Indemnitee or its Affiliates in the taxable year of such Losses ((i), (ii) and (iii) collectively, “Benefits and Recoveries”). The determination if any such Tax Benefit exists shall be made in good faith by a Parent Indemnitee as calculated on a “with and without” basis. Each Parent Indemnitee shall exercise commercially reasonable best efforts to obtain any possible Benefits and Recoveries to the extent available. If an indemnity amount is paid by the Members prior to a Parent Indemnitee’s actual receipt of Benefits and Recoveries related thereto, and a Parent Indemnitee subsequently receives such Benefits and Recoveries, then such Parent Indemnitee shall promptly pay to the Members (as applicable) the amount of Benefits and Recoveries subsequently received (reduced, without duplication, by all related costs and expenses and any premium increases resulting therefrom), but not more, in the aggregate, than the indemnity amount paid by such Member.

(e) No Duplicate Recovery. Any Loss for which any Parent Indemnitee is entitled to indemnification under this Section 7.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant.

(f)

No Recovery for Working Capital or Merger Consideration Adjustments. No Parent Indemnitee shall be entitled to indemnification under this Agreement for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such liability, matter or item is included as a liability in the calculation of the Closing Working Capital or any Working Capital Adjustment made pursuant to Section 2.8(d).

(g)

Right of Offset. Subject to the other limitations set forth in this Section 7.3, any Losses payable by the Members in respect of indemnification claims made by a Parent Indemnitee under Section 7.2 shall be satisfied pursuant to the right of offset in accordance with the provisions of Section 2.10 hereof, and finally, from the Members directly (other than for Losses resulting from breaches of one or more of the individual Member representations and warranties in Article III, which shall be satisfied first pursuant to the right of offset against such Member in accordance with the provisions of Section 2.10 hereof and second directly from such Member); provided, however, that the Members shall have the right, in their sole discretion, to pay any Losses owed to Parent in cash in lieu of the application of the right of offset by Parent.

Notwithstanding anything expressed or implied herein to the contrary, any limitations on indemnification set forth in this Article VII shall not apply to any claim for Losses as a result of or arising out of or by virtue of intentional misrepresentation (including any intentional omission), willful misconduct or intentional fraud in connection with this Agreement.

Section 7.4

Parent’s Indemnification Obligations. Parent and Merger Sub shall indemnify, defend, save and keep each Member Indemnitee harmless against and from, and shall pay to each Member Indemnitee the amount of, and reimburse each Member Indemnitee for, all Losses which any Member Indemnitee may suffer, sustain, incur or become subject to, as a result of, in connection with, relating to, arising out of, or by virtue of:

(a)

any inaccuracy in or breach of any representation and warranty made by Parent or Merger Sub to the Members herein;

(b)

any breach by Parent or Merger Sub of, or failure by Parent or Merger Sub to comply with or fulfill, any of the covenants or obligations under this Agreement (including Parent or Merger Sub’s obligations under this Article VII); and

(c)

any claim or assertion for broker’s or finder’s fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by either Parent, Merger Sub or any of their Affiliates.

Section 7.5

Parent Indemnification Cap. The Member Indemnitees’ sole and exclusive remedy under Section 7.2(b) for any action or inaction taken by Parent not otherwise in compliance with Section 6.3(a), shall be the issuance of the Additional Consideration, if any, that the Members would have otherwise received had such action or inaction not occurred.

Section 7.6

Third-Party Claims. The following provisions shall govern the defense and settlement of Third-Party Claims:

(a)

Promptly following the receipt of notice of a Third-Party Claim, the party receiving the notice of the Third-Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided, however, that the failure to provide such notice promptly shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually and materially prejudiced thereby (and then only to the extent of such prejudice).

(b)

Within fifteen (15) Business Days of its receipt from the Indemnified Party of the notice of the Third-Party Claim, the Indemnifying Party may deliver to the Indemnifying Party a written notice of its intention to assume the defense of such Third-Party Claim (each, a “Defense Notice”). Upon timely delivery of a Defense Notice to the Indemnified Party, the Indemnifying Party shall have the right to conduct at its expense the defense against such Third-Party Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that if the Indemnifying Party is a Member and (i) if the claims at issue would impose liability on the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, other than as a result of the Indemnity Threshold, or (ii) such claim seeks solely injunctive or other equitable relief involving Parent or any of its Affiliates or the Business, or (iii) any insurance carrier for Parent or any of its Affiliates requires, as a condition to such Person’s eligibility to recover insurance proceeds on account of any such claim, that such carrier control the defense of any such claim, then, in any such case, Parent (or its Affiliates, as applicable) shall be entitled to conduct the defense against such claim, at its own expense. When the Indemnifying Party conducts the defense, the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) Business Days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party’s approval, which approval shall not be unreasonably withheld or delayed.

(c)

In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 7.6(b), or if the Indemnifying Party does not have the right to defend such Third-Party Claim pursuant to Section 7.6(b), then in either such event, the Indemnified Party shall have the sole right and authority to conduct such defense in good faith, but the Indemnified Party (or any insurance carrier defending such Third-Party Claim on the Indemnified Party’s behalf) shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that from and after any such failure to consent, the Indemnifying Party shall be obligated to assume the defense of such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Party would have been obligated to pay under the proposed settlement or compromise. Failure at any time of the Indemnifying Party to diligently defend a Third-Party Claim as required herein shall entitle the Indemnified Party to assume the defense and settlement of such Third-Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section.

(d)

In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third-Party Claim in accordance with Section 7.6(b), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party. Notwithstanding an election by the Indemnifying Party to assume and control the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate legal counsel, at the sole cost and expense of the Indemnified Party, and to participate in the defense of such Third-Party Claim. Each Indemnified Party shall reasonably consult and cooperate with each Indemnifying Party with a view towards mitigating Losses, in connection with claims for which a Party seeks indemnification under this Article VII. The Indemnifying Party (or any insurance carrier defending such Third-Party Claim on the Indemnifying Party’s behalf) will not enter into any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if, pursuant to or as a result of such settlement, such settlement (i) requires the Indemnified Party to take or restrain from taking any action, creates an encumbrance on any assets of the Indemnified Party, or includes an injunction; (ii) does not release the Indemnified Party from any liability in connection with such Third-Party Claim; (iii) contains a finding or admission of a violation of Law or the rights of any Person by the Indemnified Party; and (iv) requires the Indemnified Party to admit or acknowledge to any fact or event, including any violation of Law. If the Indemnifying Party receives a firm offer to settle a Third-Party Claim, which offer the Indemnifying Party is required to obtain consent to settle from the Indemnified Party under this Section 7.6, and the Indemnifying Party desires to accept such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. Subject to the limitations set forth in Section 7.3, if the Indemnified Party objects to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered, to the extent indemnifiable hereunder, plus the lesser of (x) the amount of the settlement offer that the Indemnified Party declined to accept or (y) the final aggregate Losses of the Indemnified Party with respect to such Third-Party Claim.

(e)

Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party and the Indemnified Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification in accordance with the terms of this Article VII (including any limitations on indemnification set forth herein), subject to the Indemnifying Party’s right to appeal an appealable judgment or order.

Section 7.7

Direct Indemnification Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. After receipt of the Indemnity Notice, the Indemnifying Party shall have forty-five (45) days to review the Indemnity Notice. During such time, the Indemnified Party shall provide the Indemnifying Party with access to all documents, records, work papers, facilities and personnel as reasonably requested by the Indemnifying Party in order to investigate the matter or circumstance alleged to give rise to such claim. If the Indemnifying Party does not respond to the Indemnified Party within forty-five (45) days from its receipt of the Indemnity Notice, the Indemnifying Party shall be deemed to be disputing such claim specified by the Indemnified Party in the Indemnity Notice. Disputed claims for indemnification shall be resolved either (i) in a written agreement signed by the Indemnified Party and the Indemnifying Party, or (ii) by the final, non-appealable, judgment, order, award, decision or decree of a court, arbitrator or other trier of fact. If the Indemnifying Party provides notice that it acknowledges and agrees to all or a portion of the claim, the Indemnified Party shall, subject to the other provisions of this Article VII, be entitled to any indemnifiable Losses related to such claim for indemnification, or the uncontested portion thereof in accordance with the terms of this Article VII.

Section 7.8

Treatment of Indemnification Payments. All amounts paid by Parent or the Members pursuant to the indemnification provisions of this Agreement shall be treated as adjustments to the Merger Consideration for all Tax purposes to the extent permitted by Law.

Section 7.9

Subrogation; Mitigation. The Indemnifying Party shall not be entitled to require that any action be brought against any other Person before action is brought against it hereunder by the Indemnified Party. Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment and to the extent not prohibited by applicable Law or any existing contract, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect to the Losses to which such payment relates. The Indemnified Parties shall have a duty to take all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably be expected to, or does, give rise to an indemnification claim hereunder.

Section 7.10

Indemnification Exclusive Remedy. Except for claims or causes of action based on criminal activity, intentional misrepresentation (including any intentional omission), willful misconduct or intentional fraud in connection with this Agreement, or actions seeking equitable remedies (including injunctive relief and specific performance), indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the Parties with respect to any matter relating to this Agreement or its subject matter or arising in connection herewith, including for any misrepresentation or breach of any representation, warranty or covenant contained herein.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1

Waivers; Amendments. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, supplemented, waived, discharged or terminated other than by a written instrument signed by the Members and Parent expressly stating that such instrument is intended to amend, modify, supplement, waive, discharge or terminate this Agreement or such term hereof. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any waiver or consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or any Transaction Document or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement or any Transaction Document in any other respect, and each and every covenant, term, condition or other provision of this Agreement or any Transaction Document shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith, unless specifically stated so in writing.

Section 8.2

Fees, Expenses and Other Payments. All costs and expenses incurred in connection with any transfer taxes, sales taxes, recording or documentary taxes, stamps or other charges levied by any Authority in connection with this Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby shall be divided equally between the Members and Parent. All other costs and expenses (including fees and expenses of counsel, accountants, investment bankers, brokers, finders, financial advisers and other consultants, advisers and Representatives for all activities of such Persons undertaken pursuant to the provisions of this Agreement) incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement, whether or not such transactions are consummated, incurred by the Parties shall be borne solely and entirely by the Party that has incurred such costs and expenses, except to the extent otherwise specifically set forth in this Agreement; provided, however, that Parent shall pay for or reimburse the Members for fifty percent (50%) of the BDO Audit Expenses.

Section 8.3

Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be sent to such other person(s), address(es), email address(es) or facsimile number(s) as the Party to receive any such notice or communication may have designated by written notice to the other Party. Such notice shall be deemed given: (a) when received if given in person; (b) on the date of transmission if sent by facsimile, electronic mail or other wire transmission (receipt confirmed); (c) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; (d) if sent domestically by a nationally recognized overnight delivery service, the first day following the date given to such overnight delivery service; and (e) if sent internationally by an internationally recognized overnight delivery service, the second (2nd) day following the date given to such overnight delivery service.

If to Parent, Merger Sub or the Company:	Dolphin Entertainment, Inc. 2151 LeJeune Road Suite 150-Mezzanine Coral Gables, FL 33134 Attention: William O’ Dowd Fax: (305) 774-0405 Email: billodowd@dolphinentertainment.com
with a copy to (which shall not constitute notice to Parent):	Greenberg Traurig, P.A. 333 Avenue of the Americas Miami, FL 33131 Attention: Randy Bullard Fax No: (305) 961-5532 Email: Bullardr@gtlaw.com
If to the Members:	Lois O’Neill 6 Brookdale Lane Chappaqua, NY 10514 Email: Lois@thedooronline.com Charles Dougiello 208 Java Street, 6th Floor Brooklyn, NY 11222 Email: Charlie@thedooronline.com
with a copy to (which shall not constitute notice to the Members):	Golenbock Eiseman Assor Bell & Peskoe LLP 711 Third Avenue, 17th Floor New York, NY 10017 Attention: Andrew Peskoe, Esq. Email: apeskoe@golenbock.com

Section 8.4

Specific Performance; Other Rights and Remedies. The Parties recognize and agree that in the event that any Party should refuse to perform any of its obligations under this Agreement, the remedy at Law would be inadequate and agrees that for breach of such obligation, the other Parties shall, in addition to such other remedies as may be available to them as provided in Article VII, be entitled to injunctive relief and to enforce their rights by an action for specific performance to the extent permitted by applicable Law. Subject in all respects to Section 7.10, nothing herein contained shall be construed as prohibiting any Party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or applicable Law for such breach or threatened breach, including the recovery of damages.

Section 8.5

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.6

Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.7

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflicts of law rules thereof that require the application of the Laws of another jurisdiction.

Section 8.8

Jurisdiction; Forum. The Parties agree that the appropriate and exclusive forum for any dispute between any of the Parties arising out of this Agreement shall be in any state or federal court in New York, New York, and the Parties further agree that the Parties will not (and will permit their respective Affiliates to) bring suit with respect to any disputes arising out of this Agreement in any court or jurisdiction other than the above-specified courts; provided, however, that the foregoing shall not limit the rights of a Party to obtain execution of judgment in any other jurisdiction. The Parties waive any defense of inconvenient forum to the maintenance of any dispute so brought in the above-specified courts. The Parties further agree, to the extent permitted by applicable Law, that final and non-appealable judgment in any dispute contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties irrevocably consent to the service of process in any dispute by the mailing of copies thereof by registered or certified mail, return receipt requested, first class postage prepaid to the addresses set forth in Section 8.3 or such other address as specified pursuant to a Party in accordance with Section 8.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

Section 8.9

Entire Agreement. This Agreement (together with the Transaction Documents and any other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the Parties, with respect to the subject matter hereof.

Section 8.10

Assignment. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however that following the Closing, Parent may assign its remaining rights and obligations hereunder to a wholly-owned subsidiary of Parent; and provided further that, notwithstanding any such assignment, Parent shall remain liable for, and will guarantee the performance of, any and all of its covenants, obligations and liabilities hereunder. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.11

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party (including any permitted assignee of Parent successor to any party by operation of Law, or by way of merger, consolidation or sale of all or substantially all of its assets) and any indemnified Persons, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any Transaction Document.

Section 8.12

Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PARENT:

DOLPHIN ENTERTAINMENT, INC.

By:	/s/ William O’Dowd
Name:	William O’Dowd IV
Title:	Chief Executive Officer

MERGER SUB:

WINDOW MERGER SUB, LLC

By:	/s/ William O’Dowd
Name:	William O’Dowd IV
Title:	President

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed as of the date first written above.

THE MEMBERS:

/s/ Lois O’Neill
LOIS O’NEILL

/s/ Charles Dougiello
CHARLES DOUGIELLO

APPENDIX A

DEFINITIONS

“Additional Consideration” has the meaning set forth in Section 2.9(a).

“Additional Consideration Target” means, for each of the First Year Period, the Second Year Period and the Third Year Period, an Earn-Out Net Income of $4,000,000.

“Additional Independent Director Candidate” has the meaning set forth in Section 6.5.

“Additional Stock Consideration” has the meaning set forth in Section 2.9(c)(v).

“Affiliate” and “Affiliated” means, with respect to any specified Person: (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability company or similar Entity, or any general partner or manager thereof and (d) when used with respect to an individual, shall include any member of such individual’s immediate family or a family trust.

“Affiliate Transactions” means any agreement, arrangement or understanding between or among the Company or any Member, on the one hand, and any Affiliates of any Member or the Company, on the other hand.

“Agreement” means this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A and the other Appendices, Annexes and Exhibits hereto, and the Disclosure Schedule, as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein provided.

“Arbitrating Accountant” means a nationally or regionally recognized accounting firm selected by mutual agreement of Parent and the Members that has not performed accounting, Tax or auditing services for Parent, the Members or any of their respective Affiliates during the past three (3) years.

“Authority” means any governmental or quasi-governmental body, whether administrative, executive, judicial, legislative, police, regulatory, taxing, or other authority, or any combination thereof, whether international, federal, state, territorial, county, city or municipal.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“BDO” means BDO USA LLC and its Affiliates.

“BDO Audit Expenses” means the fees and expenses of BDO’s engagement in the preparation of the Company Financial Statements.

“Benefits and Recoveries” has the meaning set forth in Section 7.3(d).

“Books and Records” means all minute books, corporate records, books of account and accounting records of the Company, and listings of (i) all bank accounts, investment accounts and lock boxes maintained by the Company that references the names and addresses of the financial institutions where they are maintained and (ii) the names of all Persons that are registered with such financial institutions as authorized signatories to operate such bank accounts, investment accounts and lock boxes.

“Business” has the meaning set forth in the recitals of this Agreement.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized by Law to be closed.

“Cash Consideration” means $2,000,000.

“Closing” has the meaning set forth in Section 2.11.

“Closing Balance Sheet” has the meaning set forth in Section 2.7.

“Closing Cash Consideration” means an amount in cash equal to: (i) $1,000,000; (ii) minus the Company Indebtedness outstanding at Closing, if any; (iii) minus the Company Transaction Expenses and (iv) (A) plus the excess, if any, of the Closing Working Capital over the Target Working Capital, or (B) minus the excess, if any, of the Target Working Capital over the Closing Working Capital, as applicable.

“Closing Date” has the meaning set forth in Section 2.11.

“Closing Share Price” means $3.25.

“Closing Stock Consideration” the number of shares of Common Stock obtained by dividing $1,000,000 by the Closing Share Price.

“Closing Working Capital” means, as of 12:01 a.m. eastern standard time on the Closing Date, an amount equal to (a) the current assets of the Company minus (b) the current liabilities of the Company, all as determined in accordance with the standards set forth in Section 2.7. Closing Working Capital shall not take into account financing, restructuring or other transactions effected by Parent. Notwithstanding anything to the contrary herein, the Company Indebtedness, the BDO Audit Expenses, and the Company Transaction Expenses shall not be considered current liabilities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United Stated Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.015, of Parent.

“Company” has the meaning set forth in the recitals of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.5(a).

“Company Indebtedness” means, without duplication, as of 12:01 a.m. eastern standard time on the Closing Date, all obligations of Indebtedness of the Company, as set forth in Section 4.5(d) of the Disclosure Schedule.

“Company Transaction Expenses” means unpaid expenses relating to the transactions contemplated hereby (including 50% of the BDO Audit Expenses, which is an amount equal to $25,000) incurred by or on behalf of the Members or the Company and for which the Company is or may become liable, including but not limited to, any legal, accounting, financial advisory and other third-party advisory or consulting fees, as set forth in the Distribution Schedule. For the avoidance of doubt, Company Transaction Expenses shall not include any liabilities included in Company Indebtedness or the Closing Working Capital.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Defense Notice” has the meaning set forth in Section 7.6(b).

“Disclosure Schedule” means the Disclosure Schedule dated as of the Closing Date and delivered by the Members or Parent, as applicable, concurrently with the execution and delivery of this Agreement.

“Dispute” means any dispute regarding (a) the elements of, or amounts reflected on the Working Capital Schedule and affecting the calculation of the number of shares of Common Stock to be delivered pursuant to Section 2.8(d) or (b) the elements of or amounts reflected on an Earn-Out Report and affecting the calculation of any payments of Additional Consideration, as applicable.

“Dispute Notice” means a written notice of a Dispute presented to Parent within the Dispute Period.

“Dispute Period” means the period beginning on receipt by the Members from Parent of the Working Capital Schedule or an Earn-Out Report, as applicable, and ending at 5:00 p.m., New York time, on the date forty-five (45) days after such date.

“Disputed Items” means the elements and amounts with which the Members disagree as set forth in Parent’s preparation of (a) the Working Capital Schedule or (b) an Earn-Out Report, as applicable.

“Distribution Schedule” means the distribution schedule attached hereto as Exhibit A setting forth each Member’s pro rata share of the Membership Interests and certain account information for the payment of the Merger Consideration, the Company Indebtedness and the Company Transaction Expenses.

“Dolphin Material Adverse Effect” means any effect or change that is materially adverse to the business, assets, operations or financial conditions of Dolphin, as context may require, taken as a whole; provided, however, that a Dolphin Material Adverse Effect shall not include any such effects or changes to the extent resulting from (i) changes to the U.S., or global economy, in each case, as a whole, or that affect the industry or markets in which Dolphin operates, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) any hurricane, earthquake or other natural disasters (including airport closures and/or delays as a result therefrom), (iv) general economic, regulatory or political conditions in North America, (v) changes in accounting rules, (vi) changes in the North American debt or securities markets, (vii) military action or any act or credible threat of terrorism, (viii) changes in currency exchange rates or commodities prices, (ix) changes in Law, (x) compliance with the terms of this Agreement, (xi) any act or omission of Dolphin taken with the prior consent of, or at the request of, a Member, (xii) any failure of Dolphin to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Dolphin Material Adverse Effect), (xiii) any matter disclosed on Dolphin’s SEC Reports, an official press release of Dolphin or otherwise available to the general public or (xiv) any matter of which a Member is actually aware on the date hereof.

“Earn-Out Net Income” means, for any relevant Measuring Period, the product obtained by multiplying (i) the Net Income of the New Business Segment for such Measuring Period by (ii) 4.4.

“Earn-Out Report” has the meaning set forth in Section 2.9(d).

“Effective Time” has the meaning set forth in Section 2.1.

“Employee Benefit Plans” means any employee benefit, including, any pension, profit-sharing, or other retirement plan, deferred compensation plan, bonus plan, severance plan, fringe benefit plan, health, group insurance, or other welfare benefit plan or other similar plan, agreement, policy, or understanding, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Employment Agreement” means an employment agreement to be executed by each Member, in substantially the form attached hereto as Exhibit C.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint membership interests company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor Law, and the rules and regulations thereunder or under any successor Law, all as from time to time in effect.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Company or its Affiliates would be deemed to be a (single employer) within the meaning of Section 4(14) of ERISA.

“Final Earn-Out Payment” has the meaning set forth in Section 2.9(c)(v).

“First Year Earn-Out Net Income” means the Earn-Out Net Income of the New Business Segment for the First Year Period.

“First Year Excess Amount” has the meaning set forth in Section 2.9(c)(i).

“First Year Period” means January 1, 2018 through December 31, 2018.

“Fourth Year Earn-Out Net Income” means the Earn-Out Net Income of the New Business Segment for the Fourth Year Period.

“Fourth Year Excess Amount” has the meaning set forth in Section 2.9(c)(iv).

“Fourth Year Period” means January 1, 2021 through December 31, 2021.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Authority of each Member), Section 3.2 (Ownership), Section 4.1 (Organization and Business; Power and Authority), Section 4.11 (Tax Matters), and Section 4.15 (Broker or Finder).

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

“Indebtedness” means with respect to any Person: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (e) all indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person; and (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another Party pursuant to Article VII.

“Indemnifying Party” means, with respect to a particular matter, a Person who is required to provide indemnification under Article VII to another Person.

“Indemnity Notice” has the meaning set forth in Section 7.7.

“Indemnity Threshold” has the meaning set forth in Section 7.3(a).

“Intellectual Property” means (a) all patents, patent applications, inventions, discoveries, and processes that may be patentable, (b) all copyrights in published and unpublished materials, and copyright registrations and applications, (c) all trademarks, service marks, protectable trade dress and domain name registrations, together with goodwill associated with any of the foregoing, (d) all know-how and trade secrets that, in each case, are material to the operation of the Business in the ordinary course of business, and (e) domain names.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Knowledge” means both the actual knowledge, following reasonably prudent inquiry, of each Member.

“Latest Balance Sheet” has the meaning set forth in Section 4.5(a).

“Law” means any administrative, judicial, or legislative code, finding, law, interpretation, ordinance, policy statement, proclamation, regulation, requirement, rule, statute, or writ of any Authority or the common law.

“Legal Action” means, with respect to any Person, any and all litigation or legal or other actions, arbitrations, claims, counterclaims, disputes, grievances, investigations, proceedings (including condemnation proceedings), subpoenas, requests for material information by or pursuant to the order of any Authority, at Law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person’s business, property or assets.

“Liability” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Action or Order.

“Lien” means any: mortgage; lien (statutory or other) or encumbrance; or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance; (including any unallocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; rights of first refusal or rights of first offer, any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation.

“Losses” means losses, damages, liabilities, deficiencies, Legal Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ and accounting fees and expenses; provided, however, that “Losses” shall not include special, consequential or punitive damages, except in the case of fraud in connection with this Agreement or to the extent actually awarded by an Authority in connection with a Third-Party Claim.

“Material Adverse Effect” means any effect or change that is materially adverse to the business, assets, operations or financial conditions of the Company or the Business, as context may require, taken as a whole; provided, however, that a Material Adverse Effect shall not include any such effects or changes to the extent resulting from (i) changes to the U.S., or global economy, in each case, as a whole, or that affect the industry or markets in which the Company or the Business operates as a whole, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) any hurricane, earthquake or other natural disasters (including airport closures and/or delays as a result therefrom), (iv) general economic, regulatory or political conditions in North America, (v) changes in accounting rules, (vi) changes in the North American debt or securities markets, (vii) military action or any act or credible threat of terrorism, (viii) changes in currency exchange rates or commodities prices, (ix) changes in Law, (x) compliance with the terms of this Agreement, (xi) any act or omission of the Company or the Business taken with the prior consent of, or at the request of, Parent, (xii) any failure of the Company or the Business to meet projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect) or (xiii) any matter of which Parent is actually aware on the date hereof.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Maximum Additional Consideration Amount” has the meaning set forth in Section 2.9(a).

“Measuring Periods” means each of the First Year Period, the Second Year Period, the Third Year Period and the Fourth Year Period.

“Member Indemnitees” means the Members and their respective successors and assigns, and the term “Member Indemnitee” means any one of the foregoing Member Indemnitees.

“Member Release” means a release to be executed by each Member, each in substantially the form attached hereto as Exhibit E.

“Members” has the meaning set forth in the preamble of this Agreement.

“Membership Interests” has the meaning set forth in the recitals of this Agreement.

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Sub” has the meaning set forth in the preamble of this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 4.17.

“Net Income” means, as of any date of determination, for any Measuring Period, the net income of the Company, determined in accordance with GAAP (but before provision for any interest, taxes, depreciation or amortization expense for such Measuring Period of the Company); provided, however, that:

(a) any gain or loss as a result of an event or transaction that is outside the ordinary course, not related to ordinary activities of the New Business Segment and unlikely to recur in the foreseeable future shall not be included in the calculation of Net Income;

(b) inter-company management fees charged by Parent or any Affiliate of Parent to the New Business Segment shall not be treated as an expense;

(c) any general overhead and administrative expenses of Parent or any of its Affiliates (other than the New Business Segment) shall not be treated as an expense, except for expenses requested and consented to by the Members;

(d) any write-off or amortization of goodwill or other intangibles arising out of Parent’s purchase of the Membership Interests pursuant to this Agreement shall not be treated as an expense;

(e) indemnifiable Losses of the Parent Indemnitees, to the extent such Losses (i) have been satisfied through direct indemnification by the Members in accordance with Article VII or through Parent’s right of offset set forth in Section 7.3(g), or (ii) are not subject to indemnification under this Agreement as a result of the Indemnity Threshold, shall not be treated as an expense;

(f) any indemnity payments made by a Parent Indemnitee to the Members shall not be treated as an expense;

(g) there shall be no charge against income for the payment or accrual of any component of any Merger Consideration payment payable hereunder, including any Additional Consideration;

(h) the fees and disbursements of the Company’s (or the New Business Segment’s, as applicable) attorneys, accountants and financial advisors incurred prior to or after the Closing in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents delivered at such Closing that have either (x) been expensed and paid prior to such Closing or (y) accrued for on the Closing Balance Sheet, shall not be treated as an expense;

(i) the fees and expenses of (i) the accountants engaged in preparing the Working Capital Schedule and any Earn-Out Report, or any element or component thereof, (ii) the Arbitrating Accountant, with respect to their engagement in connection with this Agreement or the transactions contemplated hereby and (iii) any preparation of income Tax Returns, reports and related schedules and audited financial statements, in excess of $21,000 in any calendar year, shall not be treated as an expense;

(j) any severance payments paid or payable to any employee (including the Members) upon a termination of such employee’s employment, if such employee was terminated without cause at the request of Parent, shall not be treated as an expense;

(k) the expenses, fees and costs incurred with respect to the combination and the integration of the business of the Company with Parent and/or one of its Affiliates shall not be treated as an expense unless mutually agreed upon by the Parties or as required by applicable Law;

(l) the expenses of the Registration Rights Agreement borne by the Company or Dolphin, the legal and other fees and expenses of Parent and the Company for this transaction, and any costs of any equity awards that may be provided to any employees of the Company;

(m) any transaction fees incurred by the Company or the New Business Segment resulting from a financing or refinancing transaction shall not be treated as an expense;

(n) any payments made with respect to the Company Indebtedness existing at Closing shall not be treated as an expense; and

(o) the BDO Audit Expenses shall not be treated as an expense.

“New Business Segment” means the operations of the Company, as operated by Parent post-Closing.

“NY LLC Law” has the meaning set forth in the recitals of this Agreement.

“Orders” means any writ, order, judgment, injunction, decree, ruling or consent of or by an Authority.

“Organizational Documents” means, with respect to a Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital or equity interests, with respect to a Person that is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and with respect to a Person that is a limited liability company, its certificate of formation or articles of organization, its limited liability company operating agreement, any agreements among members of such Person and similar agreements.

“Owned Intellectual Property” means the Intellectual Property that is owned by the Company.

“Parent Indemnitees” means Parent, Merger Sub and their Affiliates and each of their respective directors, managers, officers, members, stockholders, partners, employees, agents, representatives, lenders, successors and assigns, and the term “Parent Indemnitee” means any one of the foregoing Parent Indemnitees.

“Permitted Liens” means (i) liens for Taxes not yet due and payable; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (iii) liens for Company Indebtedness reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to Closing or upon payment of the Company Indebtedness, and (iv) liens arising under original Merger Consideration conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which do not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Business.

“Person” means any natural individual or any Entity.

“Post-Closing Cash Consideration” means $1,000,000, subject to adjustment as contemplated by Section 2.10.

“Post-Closing Stock Consideration” the number of shares of Common Stock obtained by dividing $1,000,000 by the Closing Share Price, subject to adjustment as contemplated by Section 2.10.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means (i) all Taxes of the Company with respect to any Pre-Closing Tax Period (including the pre-Closing portion of Taxes owed with respect to any Straddle Period, as determined under Section 6.2(d)), (ii) any Taxes of any other Person imposed on the Company (A) by reason of being a member of an affiliated, consolidated, combined or unitary group in existence on or prior to Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) as a result of any Tax sharing or Tax allocation agreement or arrangement in effect on or prior to the Closing Date, or (C) as a transferee or successor, or otherwise under applicable Law (which Taxes described in this clause (C) relate to an event or transaction occurring on or prior to the Closing Date), (iii) Taxes arising from or in connection with any breach of or misrepresentation with respect to any of the representations and warranties made in Section 4.11, and (iv) all Taxes of the Members. “Pro Rata Share” means, with respect to any amounts paid or Common Stock issued, as the case may be, to the Members hereunder, the percentage of such amounts or shares to which a particular Member is entitled, as set forth on the Distribution Schedule.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registration Rights Agreement” means the registration rights agreement to be executed by the Parties, in the form attached hereto as Exhibit D.

“Remaining Disputed Items” means any Disputes that remain unresolved by Parent and the Members within the thirty (30) day period after Parent’s receipt of a Dispute Notice.

“Representatives” means a Party’s Affiliates, officers, managers, directors, employees, accountants, auditors, counsel, financial and other advisors, consultants and other representatives and agents.

“SEC Reports” has the meaning set forth in Section 5.5.

“Second Year Earn-Out Net Income” means the Earn-Out Net Income of the New Business Segment for the Second Year Period.

“Second Year Excess Amount” has the meaning set forth in Section 2.9(c)(ii).

“Second Year Period” means January 1, 2019 through December 31, 2019.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” has the meaning set forth in Section 3.3.

“Securities Law Restrictions” has the meaning set forth in Section 3.2.

“Stock Consideration” means the Closing Stock Consideration and the Post-Closing Stock Consideration.

“Survival Date” means (a) for claims based on an alleged breach of any of the Fundamental Representations (other than the representations and warranties set forth in Section 4.11 (Tax Matters)), there shall be no cut-off date and such representations and warranties and claims shall survive for a period of unlimited duration, (b) for claims or based on an alleged breach of any of the representations and warranties set forth in Section 4.11 (Tax Matters) and Section 4.17 (Employee Benefit Plans) or of any covenant or obligation of a Party to be performed by such party after Closing, the date which is sixty (60) days after the date upon which the applicable statute of limitations with respect to the liabilities in question would bar such claim (after giving effect to any extensions or waivers thereof), and (c) for all other claims based on an alleged breach of a representation and warranty, the date that is fifteen (15) months after the Closing Date. For the avoidance of doubt, the foregoing is intended to alter and replace the applicable statute of limitations for making claims to the extent expressly set forth herein.

“Surviving Entity” has the meaning set forth in Section 2.2.

“Target Working Capital” means $172,000.

“Tax Benefit” means the sum of the amount of the deduction relating to any payment made by a Parent Indemnitee multiplied by the applicable federal income tax rate of the applicable Parent Indemnitee.

“Tax Return” means all returns, consolidated or otherwise (including estimated returns, information returns, withholding returns and any other forms or reports) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means, with respect to any Person, all taxes (domestic or foreign), including any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), escheat, fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Authority, whether disputed or not.

“Third Year Earn-Out Net Income” means the Earn-Out Net Income of the New Business Segment for the Third Year Period.

“Third Year Excess Amount” has the meaning set forth in Section 2.9(c)(iii).

“Third Year Period” means January 1, 2020 through December 31, 2020.

“Third-Party Claims” means any Legal Action which is asserted or threatened by a Person other than the Parties, their Affiliates, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Third-Party Consents” means any authorizations or Orders from any Authority or any consents, approvals, or authorizations from any third party which are required to consummate transactions contemplated under this Agreement and the Transaction Documents.

“Transaction Documents” means the Employment Agreements, the Registration Rights Agreement, the Member Releases, and any and all other agreements, instruments, documents and certificates described in this Agreement to be delivered hereunder from time to time or as closing documents.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Working Capital Adjustment” has the meaning set forth in Section 2.8(d).

“Working Capital Schedule” has the meaning set forth in Section 2.7.